EXHIBIT 99.1

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 6, 2003

HOTELS.COM ANNOUNCES REVISED EXPECTATIONS FOR Q4 AND 2002;
RELEASES FINAL 2003 BUDGET; ANNOUNCES STOCK REPURCHASE PROGRAM

DALLAS, TX, January 6, 2003 – Hotels.com (Nasdaq: ROOM), the largest specialized provider of discount lodging worldwide, today announced that it is revising its expectations for the 4th quarter and full year 2002, and also released its final 2003 budget. The Company’s final results for the 4th quarter and full year 2002 will be released in early February. The Company also announced plans to repurchase up to $100 million of its Class A common shares.

Hotels.com management will host a live conference call today at 9:30 am Eastern Time. The conference call will be webcast live on the Investor Relations section of the Company’s web site at www.hotels.com. To listen to the call, log on to the Company’s website at least 10 minutes prior to register, download and install any necessary audio software. The call will also be available via telephone by dialing (203) 748-8964, access code HOTEL. The call will be available for replay on the Investor Relations section of the Company’s website, www.hotels.com, approximately 2 hours after the completion of the call.

Financial Expectations

Hotels.com is revising its previously stated expectations for 4th quarter Revenue to a range of $270-271 million, versus previous projections of $283-289 million. The Company is also lowering its projections for Adjusted EBITDA to $33-34 million from $40-42 million, and Adjusted Net Income to $22.2-23.0 million, versus previous projections of $27-28 million. Average shares outstanding, diluted, are expected to be 58.7 million versus previous projections of 59.0 million.

For the full year ended December 31, 2002, Hotels.com’s current expectations are as follows: Revenue: $943-944 million (up over 76% from 2001); Adjusted EBITDA: $131-132 million (up over 61% from 2001); and Adjusted Net Income, $88-89 million (up over 52% from 2001). Average shares outstanding, diluted, were 58.6 million (up over 2% from 57.3 million in 2001).

Based on the financial trends for Q4 revenue outlined on October 23, 2002, Hotels.com at that time anticipated 4th quarter revenue growth of approximately 100% over the 4th quarter of 2001. Our current expectations are for revenue growth of approximately 91% over 4th quarter 2001. A number of factors affected 4th quarter revenue, the most significant of which was an unexpected falloff in average daily rates (ADR’s) for bookings made after 10/23/02 that were recorded as revenue in Q4 2002, which represented approximately $9 million in lost revenue. Although our ADR increased to $117.93 in the 4th quarter from $115.88 in the 3rd quarter, the increase was less than anticipated on October 23rd. This reflects the continued slump in hotel occupancy and ADR’s, which are still weak in many hotel markets around the world.

Current expectations for Q4 Adjusted EBITDA and Adjusted Net Income are less than previous expectations for Q4 due to (a) the unanticipated shortfall in revenue mentioned above; (b) higher than previously planned levels of advertising expense, largely to support continued brand awareness of hotels.com; and (c) higher than previously planned expenses for payroll and certain other SG&A expenses.

All figures for 4th quarter and full year 2002 are based on currently available information and are preliminary. Final results will be released in early February 2003.

Business Review and Outlook

David Litman, co-founder and chief executive officer of Hotels.com, commented: “Despite our disappointment with the preliminary results for the 4th quarter, the year 2002 was an exceptional year for Hotels.com. We produced 7.8 million merchant room nights for the year, an increase of 86% over 2001, and our total revenue grew by more than $400 million, the largest annual increase in our history. We ended the year with record numbers of customers, over 30,000 affiliates, over 7,000 properties, and over 300 destination markets served. Also, our international operations and vacation rental divisions came into their own and reached record levels of performance.”

“Without a doubt the highlight of 2002 was the launch of our new website and brand, hotels.com,” stated Bob Diener, co-founder and president of Hotels.com. “Our new site emerged as a bright spot in the continued evolution of the online travel space. Since March 25, 2002, the hotels.com brand has grown from almost nothing to as much as 35% of our total daily bookings. In the 4th quarter, we continued to invest significantly in the hotels.com brand to ensure its long-term strength. Because of this, consumers are increasingly recognizing the hotels.com name and the values we offer. Our repeat customer statistics are also surging and one of our areas of focus in 2003 will be to increase repeat business through both the direct and affiliate channels.”

“We also continue to see strong growth in the number of online consumers,” he said. “PhocusWright recently released a study stating that online hotel bookings should grow to an estimated 20% of all hotel bookings in 2005, significantly ahead of previous industry expectations.”

“2003 should be a strong year by almost any measure,” stated Mr. Litman. “We will continue our brand advertising program in 2003 and have budgeted $56 million for domestic and international advertising for the full year, a 37% increase over 2002. We will increase our spending on technology and personnel in 2003, as our organization is now operating at a run rate in excess of $1 billion in revenue and our abundant future growth opportunities justify a larger infrastructure to support this growth. We do not anticipate a reduction in our gross profit margin. Our budget reflects an Adjusted EBITDA margin for the year of 14%, up slightly from 2002.”

“We believe that 2003 has great potential for the online travel sector and especially for hotels.com,” Mr. Litman continued. “We are budgeting for revenue growth of 33%, we have a new packaging initiative, we are rolling out our new technology platform to our affiliates, we are expanding the hotels.com brand internationally, and we anticipate entering into many new affiliate agreements. Hotels.com continues to be a conservatively managed company with strong positive cash flow, no debt and over $400 million in cash, with very strong internal growth potential. We will also continue to evaluate selective acquisition opportunities around the world to further our strategic interests.”

Mr. Litman added, “With the very successful 2002 launch of the hotels.com brand, the prospects for our company have never been better, and we are in an extremely strong position to capitalize on the enormous growth potential in the huge market for lodging and travel on a global basis. The past few years have clearly demonstrated that lodging, travel and the Internet belong together, and our goal is to continue to build Hotels.com as the world’s largest specialized provider of discount lodging. The events of the 4th quarter do not shake our confidence in our future even one bit.”

Final 2003 Budget

The Company’s 2003 budget, by quarter is as follows:

		Adjusted	Adjusted	Average Shares
Period	Revenue	EBITDA[1]	Net Income[2]	O/S (estimated)[3]

2003 - Year	$1.25 billion	$175.0 mm	$118.4 mm	59.3 mm
1st Qtr	$245 million	$27.2 mm	$18.8 mm	58.9 mm
2nd Qtr	$305 million	$41.5 mm	$28.1 mm	59.2 mm
3rd Qtr	$355 million	$53.8 mm	$36.1 mm	59.4 mm
4th Qtr	$345 million	$52.5 mm	$35.4 mm	59.7 mm

1 Adjusted EBITDA is defined as income from operations, plus (a) depreciation, (b) amortization of non-cash distribution and marketing expense, (c) non-cash compensation, and (d) amortization of other intangibles (and goodwill in 2001).

2 Adjusted Net Income is defined as net income available to common shareholders, plus (a) depreciation, (b) amortization of non-cash distribution and marketing expense, (c) non-cash compensation, and (d) amortization of other intangibles (and goodwill in 2001), all net of related tax expense.

3 Reflects the estimated weighted average number of shares outstanding in each period, including the dilutive effect of stock options, warrants and any other equity instruments. Does not take into account the effect of shares repurchased, if any, under the Company’s announced Stock Repurchase Program.

As indicated in the company’s October 23, 2002 press release, for the year 2003 and thereafter, in addition to continuing to report its net income and earnings per share in accordance with generally accepted accounting principles, the Company will begin to report EBITA and Cash Net Income, consistent with the presentation of these items by USA Interactive. Effective with the company’s final 2002 earnings release in early February, the Company will discontinue the reporting of Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings per Share. A table of supplemental information at the end of this release provides 2003 budget information using these various defined terms, along with all definitions.

Compared to the Company’s preliminary budget of October 23rd, the final 2003 budget reflects the expectation of flat ADR’s versus 2002, rather than an earlier expectation of a $10 higher ADR in 2003. This accounts for approximately $100 million of the reduction in revenues. Also, the Company’s final revenue budget has been conservatively reduced by $50 million based upon some current softness in the travel market that reflects the near-term possibility of war in Iraq, particularly in international destinations.

The Adjusted EBITDA margin in the Company’s final budget for 2003, compared to the preliminary budget, has been reduced by 1% of revenue to 14%, which is a slight increase from the Company’s expected Adjusted EBITDA margin for 2002. This is primarily a result of the budgeted amounts for advertising and payroll. First, although the Company’s revenue budget has been significantly reduced, the advertising budget has been very slightly increased. This is because the Company plans to continue investing in the development of the hotels.com brand at similar expected transaction levels as before. Also, despite the reduction in revenue, the Company’s budget for payroll and benefits has been increased slightly from the preliminary budget, particularly in the area of technology, and also in other areas of the organization. This is because the Company expects continuing rapid growth in transaction volume and revenues in 2003 and beyond, and increasing levels of infrastructure are appropriate to support this expected future growth.

Stock Repurchase Program

The Company also announced that its Board of Directors has unanimously authorized the repurchase of up to $100 million of the Company’s Class A common stock. The Company may purchase the shares from time to time on the open market or through private transactions, depending on market conditions, share price and other factors. With over $400 million in cash and investments, the Company believes that utilizing excess cash to repurchase shares represents an effective means of building shareholder value. USA Interactive currently owns 66.7% of the Company’s outstanding stock (including both Class A and Class B shares combined) and controls 96.8% of the Company’s voting power, which amounts will rise in the event the Company commences the buyback and USA does not sell its shares. USA has indicated that it does not presently intend to sell any of its Company shares.

This news release contains “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described under the section “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (which is available upon request from the Company or on the Company’s website, www.hotels.com, under the heading “Investor Relations”) may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company’s markets including as a result of terrorist actions; future regulatory actions and conditions in the Company’s operating areas; competition from others; product demand and market acceptance; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and the ability to obtain and retain key executives and employees. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

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FOR FURTHER INFORMATION:

GENERAL and ANALYST INQUIRIES	MEDIA INQUIRIES

Molly Branch Director of Investor Relations Hotels.com 214-361-7311, ext. 1331 mbranch@hotels.com	Lois Fuhr Fuhr & Associates 206-236-0606 lfuhr@fuhrassoc.com

Supplemental Information
to
Hotels.com 2003 Final Budget

		Adjusted	Adjusted	Average Shares
Period	Revenue	EBITDA[1]	Net Income[2]	O/S (estimated)[3]	EBITA[4]	Cash Net Income[5]

2003	$1.25 billion	$175.0 mm	$118.4 mm	59.3 mm	$168.9 mm	$114.4 mm
1st Qtr	$245 million	$27.2 mm	$18.8 mm	58.9 mm	$26.0 mm	$17.9 mm
2nd Qtr	$305 million	$41.5 mm	$28.1 m	59.2 mm	$40.1 mm	$27.1 mm
3rd Qtr	$355 million	$53.8 mm	$36.1 mm	59.4 mm	$52.1 mm	$35.1 mm
4th Qtr	$345 million	$52.5 mm	$35.4 mm	59.7 mm	$50.7 mm	$34.3 mm

1 Adjusted EBITDA is defined as income from operations, plus (a) depreciation, (b) amortization of non-cash distribution and marketing expense, (c) non-cash compensation, and (d) amortization of other intangibles (and goodwill in 2001).

2 Adjusted Net Income is defined as net income available to common shareholders, plus (a) depreciation, (b) amortization of non-cash distribution and marketing expense, (c) non-cash compensation, and (d) amortization of other intangibles (and goodwill in 2001), all net of related tax expense.

3 Reflects the estimated weighted average number of shares outstanding in each period, including the dilutive effect of stock options, warrants and any other equity instruments. Does not take into account the effect of shares repurchased, if any, under the Company’s announced Stock Repurchase Program.

4 EBITA is defined as operating income plus (a) amortization of non-cash distribution and marketing expense, (b) non-cash compensation, and (c) amortization of other intangibles (and goodwill in 2001).

5 Cash Net Income is defined as net income available to common shareholders, plus (a) amortization of non-cash distribution and marketing expense, (b) non-cash compensation, and (c) amortization of other intangibles (and goodwill in 2001), all net of related tax expense.

Depreciation expense for full year 2003 is budgeted at $6.1 million, as follows; 1st quarter — $1.2 million; 2nd quarter — $1.4 million; 3rd quarter - $1.7 million; and 4th quarter — $1.8 million.